Exhibit 99.01

414 Nicollet Mall
10/31/2024	Minneapolis, MN 55401

XCEL ENERGY
THIRD QUARTER 2024 EARNINGS REPORT

•Third quarter GAAP earnings per share were $1.21 in 2024 compared with $1.19 in 2023.
•Third quarter ongoing earnings per share were $1.25 in 2024 compared with $1.23 in 2023.
•Year-to-date GAAP earnings per share for 2024 were $2.63 compared to $2.47 in 2023.
•Year-to-date ongoing earnings per share for 2024 were $2.69 compared to $2.52 in 2023.
•Xcel Energy reaffirms its 2024 ongoing EPS guidance of $3.50 to $3.60.
•Xcel Energy initiates 2025 ongoing EPS guidance of $3.75 to $3.85.
•Xcel Energy’s long-term annual growth objectives reflects EPS growth of 6 to 8% and dividend growth of 4 to 6%.

MINNEAPOLIS — Xcel Energy Inc. (NASDAQ: XEL) today reported 2024 third quarter GAAP earnings of $682 million, or $1.21 per share, compared with $656 million, or $1.19 per share in the same period in 2023 and ongoing earnings of $707 million, or $1.25 compared with $682 million, or $1.23 per share in the same period in 2023. See Note 6 for reconciliation from GAAP to ongoing earnings.

Third quarter ongoing earnings reflect recovery of increased infrastructure investments, partially offset by increased depreciation and interest charges.

“The U.S. energy industry is on the cusp of its biggest transition in a century,” said Bob Frenzel, chairman, president and CEO of Xcel Energy. “The unprecedented energy demand to power new technologies, grow U.S.-based manufacturing and support the electrification of our daily lives requires a fundamental shift in how our industry generates and delivers energy, while ensuring our infrastructure is designed to withstand severe weather events and other risks.”

“Today, Xcel Energy introduced its new five-year, $45 billion investment plan. The plan builds on Xcel Energy’s proactive efforts to meet this historic moment to make our grid cleaner, more efficient and more resilient while safely and affordably meeting the needs of our customers and communities today and for generations to come,” added Frenzel. “As we make these investments, we will continue to work efficiently and cost-effectively across our company to ensure that we are delivering our energy and services at the lowest possible price.”

At 9:00 a.m. CDT today, Xcel Energy will host a conference call to review financial results. To participate in the call, please dial in 5 to 10 minutes prior to the start and follow the operator’s instructions.

US Dial-In:	1 (866) 580-3963
International Dial-In:	(400) 120-0558
Conference ID:	7505923

The conference call also will be simultaneously broadcast and archived on Xcel Energy’s website at www.xcelenergy.com. To access the presentation, click on Investors under Company. If you are unable to participate in the live event, the call will be available for replay from Nov. 1st through Nov. 4th.

Replay Numbers
US Dial-In:	1 (866) 583-1035
Access Code:	7505923#

Except for the historical statements contained in this report, the matters discussed herein are forward-looking statements that are subject to certain risks, uncertainties and assumptions. Such forward-looking statements, including those relating to 2024 and 2025 EPS guidance, long-term EPS and dividend growth rate objectives, future sales, future expenses, future tax rates, future operating performance, estimated base capital expenditures and financing plans, projected capital additions and forecasted annual revenue requirements with respect to rider filings, expected rate increases to customers, expectations and intentions regarding regulatory proceedings, expected pension contributions, and expected impact on our results of operations, financial condition and cash flows of interest rate changes, increased credit exposure, and legal proceeding outcomes, as well as assumptions and other statements are intended to be identified in this document by the words “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “objective,” “outlook,” “plan,” “project,” “possible,” “potential,” “should,” “will,” “would” and similar expressions. Actual results may vary materially. Forward-looking statements speak only as of the date they are made, and we expressly disclaim any obligation to update any forward-looking information. The following factors, in addition to those discussed in Xcel Energy’s Annual Report on Form 10-K for the fiscal year ended Dec. 31, 2023 and subsequent filings with the Securities and Exchange Commission, could cause actual results to differ materially from management expectations as suggested by such forward-looking information: operational safety, including our nuclear generation facilities and other utility operations; successful long-term operational planning; commodity risks associated with energy markets and production; rising energy prices and fuel costs; qualified employee workforce and third-party contractor factors; violations of our Codes of Conduct; our ability to recover costs and our subsidiaries’ ability to recover costs from customers; changes in regulation; reductions in our credit ratings and the cost of maintaining certain contractual relationships; general economic conditions, including recessionary conditions, inflation rates, monetary fluctuations, supply chain constraints and their impact on capital expenditures and/or the ability of Xcel Energy Inc. and its subsidiaries to obtain financing on favorable terms; availability or cost of capital; our customers’ and counterparties’ ability to pay their debts to us; assumptions and costs relating to funding our employee benefit plans and health care benefits; our subsidiaries’ ability to make dividend payments; tax laws; uncertainty regarding epidemics, the duration and magnitude of business restrictions including shutdowns (domestically and globally), the potential impact on the workforce, including shortages of employees or third-party contractors due to quarantine policies, vaccination requirements or government restrictions, impacts on the transportation of goods and the generalized impact on the economy; effects of geopolitical events, including war and acts of terrorism; cybersecurity threats and data security breaches; seasonal weather patterns; changes in environmental laws and regulations; climate change and other weather events; natural disaster and resource depletion, including compliance with any accompanying legislative and regulatory changes; costs of potential regulatory penalties and wildfire damages in excess of liability insurance coverage; regulatory changes and/or limitations related to the use of natural gas as an energy source; challenging labor market conditions and our ability to attract and retain a qualified workforce; and our ability to execute on our strategies or achieve expectations related to environmental, social and governance matters including as a result of evolving legal, regulatory and other standards, processes, and assumptions, the pace of scientific and technological developments, increased costs, the availability of requisite financing, and changes in carbon markets.

For more information, contact:

Paul Johnson, Vice President - Treasury & Investor Relations		(612) 215-4535

Roopesh Aggarwal, Senior Director - Investor Relations		(303) 571-2855

Xcel Energy website address:	www.xcelenergy.com	(612) 215-5300

This information is not given in connection with any
sale, offer for sale or offer to buy any security.

XCEL ENERGY INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(amounts in millions, except per share data)

	Three Months Ended Sept. 30		Nine Months Ended Sept. 30
	2024	2023	2024	2023
Operating revenues
Electric	$3,393	$3,387	$8,737	$8,751
Natural gas	239	245	1,535	1,926
Other	12	30	49	87
Total operating revenues	3,644	3,662	10,321	10,764

Operating expenses
Electric fuel and purchased power	1,060	1,181	2,863	3,328
Cost of natural gas sold and transported	63	70	664	1,084
Cost of sales — other	3	14	12	37
Operating and maintenance expenses	655	586	1,922	1,864
Conservation and demand side management expenses	112	76	295	215
Depreciation and amortization	681	618	2,042	1,807
Taxes (other than income taxes)	159	168	484	489
Loss on Comanche Unit 3 litigation	—	34	—	34
Total operating expenses	2,733	2,747	8,282	8,858

Operating income	911	915	2,039	1,906

Other income, net	39	3	75	19
Earnings from equity method investments	3	7	19	27
Allowance for funds used during construction — equity	44	26	119	63

Interest charges and financing costs
Interest charges — includes other financing costs	326	269	936	790
Allowance for funds used during construction — debt	(21)	(14)	(51)	(36)
Total interest charges and financing costs	305	255	885	754

Income before income taxes	692	696	1,367	1,261
Income tax expense (benefit)	10	40	(105)	(101)
Net income	$682	$656	$1,472	$1,362

Weighted average common shares outstanding:
Basic	564	552	559	551
Diluted	565	552	559	552

Earnings per average common share:
Basic	$1.21	$1.19	$2.63	$2.47
Diluted	1.21	1.19	2.63	2.47

XCEL ENERGY INC. AND SUBSIDIARIES
Notes to Investor Relations Earnings Release (Unaudited)

Due to the seasonality of Xcel Energy’s operating results, quarterly financial results are not an appropriate base from which to project annual results.

Non-GAAP Financial Measures

The following discussion includes financial information prepared in accordance with generally accepted accounting principles (GAAP), as well as certain non-GAAP financial measures such as ongoing return on equity (ROE), ongoing earnings and ongoing diluted EPS. Generally, a non-GAAP financial measure is a measure of a company’s financial performance, financial position or cash flows that adjusts measures calculated and presented in accordance with GAAP. Xcel Energy’s management uses non-GAAP measures for financial planning and analysis, for reporting of results to the Board of Directors, in determining performance-based compensation and communicating its earnings outlook to analysts and investors. Non-GAAP financial measures are intended to supplement investors’ understanding of our performance and should not be considered alternatives for financial measures presented in accordance with GAAP. These measures are discussed in more detail below and may not be comparable to other companies’ similarly titled non-GAAP financial measures.

Ongoing ROE
Ongoing ROE is calculated by dividing the net income or loss of Xcel Energy or each subsidiary, adjusted for certain nonrecurring items, by each entity’s average stockholder’s equity. We use these non-GAAP financial measures to evaluate and provide details of earnings results.

Earnings Adjusted for Certain Items (Ongoing Earnings and Ongoing Diluted EPS)
GAAP diluted EPS reflects the potential dilution that could occur if securities or other agreements to issue common stock (i.e., common stock equivalents) were settled. The weighted average number of potentially dilutive shares outstanding used to calculate Xcel Energy Inc.’s diluted EPS is calculated using the treasury stock method. Ongoing earnings reflect adjustments to GAAP earnings (net income) for certain items. Ongoing diluted EPS for Xcel Energy is calculated by dividing net income or loss, adjusted for certain items, by the weighted average fully diluted Xcel Energy Inc. common shares outstanding for the period. Ongoing diluted EPS for each subsidiary is calculated by dividing the net income or loss for such subsidiary, adjusted for certain items, by the weighted average fully diluted Xcel Energy Inc. common shares outstanding for the period.

We use these non-GAAP financial measures to evaluate and provide details of Xcel Energy’s core earnings and underlying performance. For instance, to present ongoing earnings and ongoing diluted earnings per share, we may adjust the related GAAP amounts for certain items that are non-recurring in nature. We believe these measurements are useful to investors to evaluate the actual and projected financial performance and contribution of our subsidiaries. These non-GAAP financial measures should not be considered as an alternative to measures calculated and reported in accordance with GAAP.

Note 1. Earnings Per Share Summary

Xcel Energy’s third quarter GAAP earnings were $1.21 per share, compared with $1.19 per share in the same period in 2023 and ongoing earnings were $1.25 per share in 2024, compared with $1.23 per share in 2023. The change in earnings per share was primarily driven by increased recovery of infrastructure investments, partially offset by higher depreciation, interest charges and O&M expenses. Fluctuations in electric and natural gas revenues associated with changes in fuel and purchased power and/or natural gas sold and transported generally do not significantly impact earnings (changes in costs are offset by the related variation in revenues). See Note 6 for reconciliation from GAAP to ongoing earnings.

Summarized diluted EPS for Xcel Energy:

	Three Months Ended Sept. 30		Nine Months Ended Sept. 30
Diluted Earnings (Loss) Per Share	2024	2023	2024	2023
NSP-Minnesota	$0.45	$0.47	$1.06	$0.95
PSCo	0.45	0.41	1.06	0.97
SPS	0.31	0.30	0.58	0.55
NSP-Wisconsin	0.07	0.06	0.19	0.18
Earnings from equity method investments — WYCO	0.01	0.01	0.02	0.03
Regulated utility (a)	1.29	1.25	2.91	2.68
Xcel Energy Inc. and Other	(0.08)	(0.06)	(0.28)	(0.22)
GAAP diluted EPS (a)	$1.21	$1.19	2.63	2.47
Loss on Comanche Unit 3 litigation (b)	—	$0.05	—	0.05
Sherco Unit 3 2011 outage refunds (b)	0.04	$—	0.06	—
Ongoing diluted EPS (a)	$1.25	$1.23	2.69	2.52
(a)Amounts may not add due to rounding.
(b)See Note 6.

NSP-Minnesota — GAAP earnings decreased $0.02 per share and ongoing earnings increased 0.02 per share for the third quarter. Year-to-date GAAP earnings increased $0.11 per share and ongoing earnings increased $0.17 per share. Year-to-date earnings primarily reflect increased recovery of infrastructure investments (electric and natural gas), partially offset by higher depreciation and interest charges. See Note 6 for reconciliation from GAAP to ongoing earnings.

PSCo — GAAP earnings increased $0.04 per share and ongoing earnings increased $0.01 per share for the third quarter. Year-to-date GAAP earnings increased $0.09 per share and ongoing earnings increased $0.04 per share. Year-to-date ongoing earnings primarily reflect higher recovery of electric infrastructure investments, which was partially offset by increased interest charges, depreciation and O&M expenses. See Note 6 for reconciliation from GAAP to ongoing earnings.

SPS — GAAP and ongoing earnings increased $0.01 per share for the third quarter of 2024 and $0.03 year-to-date. Year-to-date earnings reflect the impact of regulatory rate outcomes and sales growth, partially offset by increased depreciation and O&M expenses.

NSP-Wisconsin — GAAP and ongoing earnings increased $0.01 per share for the third quarter of 2024 and year-to-date. Year-to-date earnings reflect the impact of electric infrastructure investment recoveries, partially offset by higher depreciation and interest expenses.

Xcel Energy Inc. and Other — Primarily includes financing costs and interest income at the holding company and earnings from investment funds, which are accounted for as equity method investments. The decline in earnings is largely due to increased interest rates and higher debt levels.

Components significantly contributing to changes in 2024 EPS compared to 2023:

Diluted Earnings (Loss) Per Share	Three Months Ended Sept. 30	Nine Months Ended Sept. 30
GAAP diluted EPS — 2023	$1.19	$2.47

Components of change - 2024 vs. 2023
Electric regulatory rate outcomes and riders	0.24	0.65
Higher AFUDC	0.04	0.12
Natural gas regulatory rate outcomes and riders	0.01	0.06
Loss on Comanche Unit 3 litigation (See Note 6)	0.05	0.05
Higher depreciation and amortization	(0.08)	(0.31)
Higher interest charges	(0.08)	(0.20)
Higher O&M expenses	(0.09)	(0.08)
Sherco Unit 3 2011 outage refunds (See Note 6)	(0.04)	(0.06)
Other, net	(0.03)	(0.07)
GAAP diluted EPS — 2024	1.21	2.63
Sherco Unit 3 2011 outage refunds (See Note 6)	0.04	0.06
Ongoing diluted EPS — 2024	$1.25	$2.69

Note 2. Regulated Utility Results

Estimated Impact of Temperature Changes on Regulated Earnings — Unusually hot summers or cold winters increase electric and natural gas sales, while mild weather reduces electric and natural gas sales. The estimated impact of weather on earnings is based on the number of customers, temperature variances, the amount of natural gas or electricity historically used per degree of temperature and excludes any incremental related operating expenses that could result due to storm activity or vegetation management requirements. As a result, weather deviations from normal levels can affect Xcel Energy’s financial performance. However, electric sales true-up and gas decoupling mechanism in Minnesota predominately mitigate the positive and adverse impacts of weather in that jurisdiction.

Normal weather conditions are defined as either the 10, 20 or 30-year average of actual historical weather conditions. The historical period of time used in the calculation of normal weather differs by jurisdiction, based on regulatory practice. To calculate the impact of weather on demand, a demand factor is applied to the weather impact on sales. Extreme weather variations, windchill and cloud cover may not be reflected in weather-normalized estimates.

Weather — Estimated impact of temperature variations on EPS compared with normal weather conditions:

	Three Months Ended Sept. 30			Nine Months Ended Sept. 30
	2024 vs. Normal	2023 vs. Normal	2024 vs. 2023	2024 vs. Normal	2023 vs. Normal	2024 vs. 2023
Retail electric	$0.038	$0.032	$0.006	$0.015	$0.035	$(0.020)
Decoupling and sales true-up	(0.001)	0.007	(0.008)	0.040	(0.015)	0.055
Electric total	$0.037	$0.039	$(0.002)	$0.055	$0.020	$0.035
Firm natural gas	(0.002)	(0.002)	—	(0.040)	0.024	(0.064)
Decoupling	(0.001)	0.001	(0.002)	0.017	0.001	0.016
Natural gas total	$(0.003)	$(0.001)	$(0.002)	$(0.023)	$0.025	$(0.048)
Total	$0.034	$0.038	$(0.004)	$0.032	$0.045	$(0.013)

Sales — Sales growth (decline) for actual and weather-normalized sales in 2024 compared to 2023:

	Three Months Ended Sept. 30
	PSCo	NSP-Minnesota	SPS	NSP-Wisconsin	Xcel Energy
Actual
Electric residential	4.1%	(2.7)%	(2.3)%	(1.0)%	—%
Electric C&I	1.2	(2.2)	9.4	(0.6)	2.3
Total retail electric sales	2.1	(2.4)	7.0	(0.7)	1.5
Firm natural gas sales	(3.4)	(3.8)	N/A	6.6	(3.0)

	Three Months Ended Sept. 30
	PSCo	NSP-Minnesota	SPS	NSP-Wisconsin	Xcel Energy
Weather-Normalized
Electric residential	—%	(0.8)%	(0.1)%	(1.3)%	(0.5)%
Electric C&I	(0.4)	(1.6)	9.8	(0.6)	2.2
Total retail electric sales	(0.3)	(1.4)	8.0	(0.8)	1.3
Firm natural gas sales	(2.7)	(3.5)	N/A	6.7	(2.4)

	Nine Months Ended Sept. 30
	PSCo	NSP-Minnesota	SPS	NSP-Wisconsin	Xcel Energy
Actual
Electric residential	4.1%	(6.2)%	1.5%	(4.8)%	(1.2)%
Electric C&I	0.3	(3.7)	8.0	(1.9)	1.0
Total retail electric sales	1.6	(4.5)	6.7	(2.7)	0.3
Firm natural gas sales	(8.7)	(12.7)	N/A	(11.5)	(10.1)

	Nine Months Ended Sept. 30
	PSCo	NSP-Minnesota	SPS	NSP-Wisconsin	Xcel Energy
Weather-Normalized
Electric residential	0.2%	(0.3)%	(1.1)%	(1.9)%	(0.4)%
Electric C&I	(1.1)	(2.5)	7.9	(1.5)	1.0
Total retail electric sales	(0.7)	(1.8)	6.3	(1.6)	0.6
Firm natural gas sales	1.7	0.4	N/A	(2.3)	1.0

	Nine Months Ended Sept. 30 (Leap Year Adjusted)
	PSCo	NSP-Minnesota	SPS	NSP-Wisconsin	Xcel Energy
Weather-Normalized
Electric residential	(0.2)%	(0.7)%	(1.5)%	(2.3)%	(0.7)%
Electric C&I	(1.5)	(2.8)	7.5	(1.9)	0.7
Total retail electric sales	(1.1)	(2.1)	5.9	(2.0)	0.2
Firm natural gas sales	0.8	(0.5)	N/A	(3.1)	0.1

Weather-normalized and leap-year adjusted electric sales growth (decline) — year-to-date
•PSCo — Residential sales declined due to a 1.5% decrease in use per customer, partially offset by customer growth of 1.4%. The C&I sales decline was related to decreased use per customer, primarily in the information sector.
•NSP-Minnesota — Residential sales declined due to a 2.2% decrease in use per customer, partially offset by a 1.5% increase in customers. C&I sales declined due to decreased use per customer, largely in the manufacturing, retail trade and education sectors.
•SPS — Residential sales declined as a result of a 2.2% decrease in use per customer, partially offset by 0.6% customer growth. C&I sales increased due to higher use per customer, primarily driven by the energy sector and cryptocurrency mining.
•NSP-Wisconsin — Residential sales declined due to a 3.2% decrease in use per customer, partially offset by 0.9% increase in customers. C&I sales decline was associated with decreased use per customer, experienced largely in the manufacturing and professional services sectors.

Weather-normalized and leap-year adjusted natural gas sales growth (decline) — year-to-date
•Increase in natural gas sales was driven by residential and C&I customer growth in all jurisdictions and increased residential use per customer in PSCo offset by decreased use per customer in PSCo C&I and other jurisdictions.

Electric Revenues — Electric revenues are impacted by fluctuations in the price of natural gas, coal and uranium, regulatory outcomes, market prices and seasonality. In addition, electric customers receive a credit for PTCs generated, which reduce electric revenue and income taxes.

(Millions of Dollars)	Three Months Ended Sept. 30, 2024 vs. 2023	Nine Months Ended Sept. 30, 2024 vs. 2023
Recovery of lower cost of electric fuel and purchased power	$(83)	$(418)
Wholesale generation revenues	(45)	(76)
Sherco Unit 3 2011 outage refunds (See Note 6)	(35)	(46)
PTCs flowed back to customers (offset by lower ETR)	(23)	(35)
Regulatory rate outcomes (MN, CO, TX, NM, & WI)	130	363
Non-fuel riders	43	112
Conservation and demand side management (offset in expense)	39	82
Revenue recognition for the Texas rate case surcharge (a)	2	39
Estimated impact of weather (net of sales true-up)	(2)	25
Other, net	(20)	(60)
Total increase	$6	$(14)
(a)Recognition of revenue from the Texas rate case outcome is largely offset by recognition of previously deferred costs.

Natural Gas Revenues — Natural gas revenues vary with changing sales, the cost of natural gas and regulatory outcomes.

(Millions of Dollars)	Three Months Ended Sept. 30, 2024 vs. 2023	Nine Months Ended Sept. 30, 2024 vs. 2023
Recovery of lower cost of natural gas	$(8)	$(418)
Estimated impact of weather (net of decoupling)	(2)	(35)
Regulatory rate outcomes (MN, WI & ND)	6	41
Retail sales growth (net of decoupling)	1	10
Infrastructure and integrity riders	1	6
Other, net	(4)	5
Total decrease	$(6)	$(391)

Electric Fuel and Purchased Power — Expenses incurred for electric fuel and purchased power are impacted by fluctuations in market prices of natural gas, coal and uranium, as well as seasonality. These incurred expenses are generally recovered through various regulatory recovery mechanisms. As a result, changes in these expenses are largely offset in operating revenues and have minimal earnings impact.

Electric fuel and purchased power expenses decreased $121 million for the third quarter and $465 million year-to-date. The decrease is primarily due to timing of fuel recovery mechanisms and lower commodity prices.

Cost of Natural Gas Sold and Transported — Expenses incurred for the cost of natural gas sold are impacted by market prices and seasonality. These costs are generally recovered through various regulatory recovery mechanisms. As a result, changes in these expenses are largely offset in operating revenues and have minimal earnings impact.

Natural gas sold and transported decreased $7 million for the third quarter and $420 million year-to-date. The decrease is primarily due to lower commodity prices and volumes.

O&M Expenses — O&M expenses increased $69 million for the third quarter and increased $58 million year-to-date. The year-to-date increase was primarily due to operational activities (generation maintenance, damage prevention, storm response and wildfire mitigation) and recognition of previously deferred costs associated with the Texas Electric Rate Case, partially offset by gain on land sale in the first quarter and lower bad debt expense.

Depreciation and Amortization — Depreciation and amortization increased $63 million for the third quarter and $235 million year-to-date. The year-to-date increase was largely the result of system expansion partially offset by recognition of previously deferred costs and depreciation rate changes associated with various rate cases.

Interest Charges — Interest charges increased $57 million for the third quarter and $146 million year-to-date, largely due to increased debt levels and higher interest rates.

Other Income — Other income increased $36 million for the third quarter and $56 million year-to-date. The year-to-date increase was primarily due to interest earned and rabbi trust performance, which is partially offset in O&M expenses.

AFUDC, Equity and Debt — AFUDC increased $25 million for the third quarter and $71 million year-to-date, driven by increased investment in renewable and transmission projects.

Income Taxes — Effective income tax rate:

	Three Months Ended Sept. 30			Nine Months Ended Sept. 30
	2024	2023	2024 vs. 2023	2024	2023	2024 vs. 2023
Federal statutory rate	21.0%	21.0%	—%	21.0%	21.0%	—%
State tax (net of federal tax effect)	4.7	5.0	(0.3)	4.8	4.9	(0.1)
(Decreases) increases:
Wind PTCs (a)	(16.0)	(13.8)	(2.2)	(26.2)	(27.3)	1.1
Plant regulatory differences (b)	(5.7)	(5.3)	(0.4)	(5.9)	(5.5)	(0.4)
Other tax credits, net NOL & tax credit allowances	(1.5)	(1.1)	(0.4)	(1.1)	(1.2)	0.1
Other, net	(1.1)	(0.1)	(1.0)	(0.3)	0.1	(0.4)
Effective income tax rate	1.4%	5.7%	(4.3)%	(7.7)%	(8.0)%	0.3%
(a)PTCs (net of transfer discounts) are generally credited to customers (reduction to revenue) and do not materially impact earnings.
(b)Plant regulatory differences primarily relate to the credit of excess deferred taxes to customers. Income tax benefits associated with the credit are offset by corresponding revenue reductions.

Note 3. Capital Structure, Liquidity, Financing and Credit Ratings

Xcel Energy’s capital structure:

(Millions of Dollars)	Sept. 30, 2024	Percentage of Total Capitalization	Dec. 31, 2023	Percentage of Total Capitalization
Current portion of long-term debt	$1,104	2%	$552	1%
Short-term debt	95	—	785	2
Long-term debt	27,471	58	24,913	57
Total debt	28,670	60	26,250	60
Common equity	19,352	40	17,616	40
Total capitalization	$48,022	100%	$43,866	100%

Liquidity — As of Oct. 28, 2024, Xcel Energy Inc. and its utility subsidiaries had the following committed credit facilities available to meet liquidity needs:

(Millions of Dollars)	Credit Facility (a)	Drawn (b)	Available	Cash	Liquidity
Xcel Energy Inc.	$1,500	$45	$1,455	$31	$1,486
PSCo	700	31	669	536	1,205
NSP-Minnesota	700	12	688	198	886
SPS	500	—	500	115	615
NSP-Wisconsin	150	—	150	104	254
Total	$3,550	$88	$3,462	$984	$4,446
(a)    Expires September 2027.
(b)    Includes outstanding commercial paper and letters of credit.

Credit Ratings — Access to the capital markets at reasonable terms is partially dependent on credit ratings. The following ratings reflect the views of Moody’s, S&P Global Ratings and Fitch. The highest credit rating for debt is Aaa/AAA and the lowest investment grade rating is Baa3/BBB-. The highest rating for commercial paper is P-1/A-1/F-1 and the lowest rating is P-3/A-3/F-3. A security rating is not a recommendation to buy, sell or hold securities. Ratings are subject to revision or withdrawal at any time by the credit rating agency and each rating should be evaluated independently of any other rating.

Credit ratings and long-term outlook assigned to Xcel Energy Inc. and its utility subsidiaries as of Oct. 28, 2024:

		Moody’s		S&P Global Ratings		Fitch
Company	Credit Type	Rating	Outlook	Rating	Outlook	Rating	Outlook
Xcel Energy Inc.	Unsecured	Baa1	Stable	BBB	Negative	BBB+	Negative
NSP-Minnesota	Secured	Aa3	Stable	A	Negative	A+	Stable
NSP-Wisconsin	Secured	Aa3	Negative	A	Negative	A+	Stable
PSCo	Secured	A1	Stable	A	Negative	A+	Stable
SPS	Secured	A3	Stable	A-	Negative	A-	Stable
Xcel Energy Inc.	Commercial paper	P-2		A-2		F2
NSP-Minnesota	Commercial paper	P-1		A-2		F2
NSP-Wisconsin	Commercial paper	P-1		A-2		F2
PSCo	Commercial paper	P-2		A-2		F2
SPS	Commercial paper	P-2		A-2		F2

Capital Expenditures — Base capital expenditures and incremental capital forecasts for Xcel Energy for 2025 through 2029:

	Base Capital Forecast (Millions of Dollars)
By Regulated Utility	2025	2026	2027	2028	2029	Total
PSCo	$5,820	$5,190	$3,940	$3,780	$3,550	$22,280
NSP-Minnesota	3,240	2,500	2,830	2,080	2,570	13,220
SPS	1,400	1,540	1,280	1,040	1,040	6,300
NSP-Wisconsin	640	650	690	660	670	3,310
Other (a)	(100)	(40)	10	10	10	(110)
Total base capital expenditures	$11,000	$9,840	$8,750	$7,570	$7,840	$45,000
(a)    Other category includes intercompany transfers for wind and solar generating equipment.

	Base Capital Forecast (Millions of Dollars)
By Function	2025	2026	2027	2028	2029	Total
Electric distribution	$2,570	$3,000	$3,400	$3,320	$3,540	$15,830
Electric transmission	2,260	2,860	2,740	2,390	2,310	12,560
Renewables	3,360	1,400	260	—	—	5,020
Electric generation	1,210	1,150	910	580	620	4,470
Natural gas	800	680	690	630	620	3,420
Other	800	750	750	650	750	3,700
Total base capital expenditures	$11,000	$9,840	$8,750	$7,570	$7,840	$45,000

The base plan does not include any potential incremental generation or transmission assets that are pending commission approval through a request for proposal (RFP), a resource plan, or from additional data center load, which could result in additional capital expenditures of approximately $10 billion or greater. Xcel Energy generally expects to fund additional capital investment with approximately 40% equity and 60% debt.

Xcel Energy’s capital expenditure forecast is subject to continuing review and modification. Actual capital expenditures may vary from estimates due to changes in electric and natural gas projected load growth, safety and reliability needs, regulatory decisions, legislative initiatives, tax policy, reserve requirements, availability of purchased power, alternative plans for meeting long-term energy needs, environmental initiatives and regulation, and merger, acquisition and divestiture opportunities.

Financing for Capital Expenditures through 2029 — Xcel Energy issues debt and equity securities to refinance retiring debt maturities, reduce short-term debt, fund capital programs, infuse equity in subsidiaries, fund asset acquisitions and for general corporate purposes. Current estimated financing plans of Xcel Energy for 2025-2029 (includes the impact of tax credit transferability):

(Millions of Dollars)
Funding Capital Expenditures
Cash from operations (a)	$25,320
New debt (b)	15,180
Equity through the Dividend Reinvestment and Stock Purchase Program and benefit program	500
Other equity	4,000
Base capital expenditures 2025-2029	$45,000

Maturing debt	$3,730
(a) Net of dividends and pension funding.
(b) Reflects a combination of short and long-term debt; net of refinancing.

2024 Financing Activity — During 2024, Xcel Energy Inc. and its utility subsidiaries issued the following long-term debt. No further debt issuances are planned for 2024.

Issuer	Security	Amount (in millions)	Tenor	Coupon
Xcel Energy Inc.	Senior Unsecured Notes	$800	10 Year	5.50%
NSP-Minnesota	First Mortgage Bonds	700	30 Year	5.40
PSCo	First Mortgage Bonds	1,200	10 Year & 30 Year	5.35 & 5.75
SPS	First Mortgage Bonds	600	30 Year	6.00
NSP-Wisconsin	First Mortgage Bonds	400	30 Year	5.65

Xcel Energy issued approximately $1.1 billion of equity through its at-the-market program through September 2024.

Financing plans are subject to change, depending on capital expenditures, regulatory outcomes, internal cash generation, market conditions, changes in tax policies and other factors.

Note 4. Rates, Regulation and Other
NSP-Minnesota — 2024 Minnesota Natural Gas Rate Case — In November 2023, NSP-Minnesota filed a request with the Minnesota Public Utilities Commission (MPUC) for a natural gas rate increase of approximately $59 million, or 9.6%. The request was based on a ROE of 10.2%, a 52.5% equity ratio and a 2024 forward test year with rate base of approximately $1.27 billion. In December 2023, the MPUC approved NSP-Minnesota’s request for interim rates, subject to refund, of approximately $51 million (implemented on Jan. 1, 2024).

In June 2024, NSP-Minnesota and various parties filed an uncontested settlement, which includes the following terms:
•Natural gas rate increase of $46 million, or 7.5%.
•ROE of 9.6%.
•Equity ratio of 52.5%.
•Rate base of $1.25 billion.
•No change to Commission approved decoupling.

In October 2024, an ALJ recommended the MPUC approve the rate case settlement. A MPUC decision and order is expected in the first quarter of 2025.

NSP-Minnesota — North Dakota Natural Gas Rate Case — In December 2023, NSP-Minnesota filed a request with the North Dakota Public Service Commission (NDPSC) seeking an increase in natural gas rates of $8.5 million (9.4%), based on a ROE of 10.20%, an equity ratio of 52.5%, 2024 test year and rate base of $168 million. In February 2024, the NDPSC approved interim rates of $8 million, effective March 1, 2024.

In August 2024, NSP-Minnesota filed a settlement agreement with NDPSC Staff and AARP. Key terms of the settlement included an increase in natural gas rates of $7.3 million (8.1%), based on a ROE of 9.9% and an equity ratio of 52.5%. A NDPSC decision and order is expected by the end of 2024.

NSP-Minnesota — Minnesota 2023 Fuel Clause Adjustment — In March 2024, NSP-Minnesota filed its annual fuel clause adjustment true-up petition to the MPUC.

In 2024, the DOC recommended customer refunds for 2023 replacement power costs incurred during an outage at the Prairie Island generating station (October 2023 through February 2024). NSP-Minnesota estimates that customer refunds would be approximately $22 million if the DOC recommendations are applied to both 2023 and 2024.

In September 2024, the MPUC ruled NSP-Minnesota was imprudent in the operation of the Prairie Island nuclear plant based on an incident that resulted in the extended outage. The MPUC declined to quantify the refund and referred the determination of the refund amount to the Office of Administrative Hearings. A procedural schedule will be determined in the fourth quarter of 2024. NSP-Minnesota has recorded an estimated liability for a customer refund.

NSP-Minnesota — Sherco Unit 3 — In May 2024, the Administrative Law Judge (ALJ) recommended a customer refund of $34 million (less a portion of the proceeds received from the settlement with GE) related to purchase power costs incurred during a Sherco Unit 3 outage that started in 2011. The ALJ indicated that consideration of the $22 million of previously disallowed costs was not in the scope of their recommendation. In October 2024, the MPUC ordered customer refunds of $46 million, which is presented as a non-recurring charge to electric revenues in the three and nine months ended Sept. 30, 2024.

NSP-Minnesota — 2024 Minnesota Resource Plan Settlement — In February 2024, NSP filed its Upper Midwest Resource Plan with the MPUC. In October 2024, NSP-Minnesota filed a settlement with several parties reaching agreement on the resource plan, as well as the proposed projects to be approved in the pending 800 MW firm dispatchable resource acquisition.

NSP-Minnesota anticipates a MPUC decision in 2025 and will file related a RFP for remaining resource needs upon approval. The settlement included the following key items:
•The selection of the company-owned 420 MW Lyon County combustion turbine.
•The selection of the company-owned 300 MW 4-hour Sherco battery energy storage system.
•Multiple PPAs to proceed to the negotiation stage.
•The addition of 3,200 MW of wind, 400 MW of solar and 600 MW of stand-alone storage to be added through 2030 based on an RFP process. Approximately 2,800 MW of wind resources are projected to utilize the Minnesota Energy Connection transmission line.
•Planned life extensions of the Prairie Island and Monticello nuclear plants through the early 2050s.

NSP-Minnesota — 2024 Electric Rate Case — In early November 2024, NSP-Minnesota plans to file an electric rate case in Minnesota, seeking a total revenue increase of $491 million (13.2%) over two years, based on an ROE of 10.3%, a 52.5% equity ratio and rate base of $13.2 billion in 2025 and $14 billion in 2026. NSP-Minnesota will also request interim rates of $224 million to go into effect in January 2025. A decision is expected in 2026.

NSP-Wisconsin — Wisconsin 2025 Stay-Out Proposal — In June 2024, NSP-Wisconsin filed a 2025 stay-out proposal with the Public Service Commission of Wisconsin (PSCW). The filing proposes to offset 2025 revenue deficiencies of $28 million for electric and $3 million for natural gas by amortizing Inflation Reduction Act (IRA) deferrals, stopping a deferral related to IRA benefits ordered in a previous rate case, and deferring revenue requirement impacts of two natural gas capital projects. NSP-Wisconsin expects to have a PSCW decision by year-end 2024.

PSCo — Colorado Natural Gas Rate Case — In January 2024, PSCo, filed a request with the CPUC seeking an increase to retail natural gas rates of $171 million (9.5%). The request was based on a 10.25% ROE, an equity ratio of 55%, a 2023 test year and a $4.2 billion year-end rate base.

In October 2024, the CPUC issued an order including the following key decisions:
•Use of a historic 2023 test year, with a 13-month average rate base.
•Weighted-average cost of capital of 7.0%, based on an ROE range of 9.2%-9.5% and an equity ratio range of 52%-55%.
•Acceleration of $15 million per year of depreciation expense (incremental to PSCo’s original rate request), to be held in an external trust for future decommissioning costs.
•Modifications to recoverability of certain operating expenses.
•Denial of PSCo’s decoupling proposal.

Based on the CPUC order, PSCo estimates an annual revenue increase of approximately $130 million, inclusive of $15 million of accelerated depreciation, with rates expected to be effective Nov. 5, 2024.

PSCo — 2024 Colorado Electric Resource Plan — In October, 2024, PSCo filed its electric resource plan, known as the Just Transition Solicitation, with the CPUC. The filing reflects the expected growth on the system, the generation resources needed to meet the projected growth and the future evaluation of competitive bids for new generation resources.
•The plan reflects a base sales forecast with 7% compound annual sales growth through 2031.
•The plan also presents a low sales forecast with a 3% compound annual sales growth through 2031.
•The resource plan includes forecasted need of 5-14 GW of new generation capacity through 2031, including renewables and firm dispatchable resources to meet the two different scenarios. The acquisitions of generation resources will be determined through a competitive solicitation after the CPUC determines the portfolio. The table below summarizes two of the proposed portfolios based on the different sales scenarios:

(Megawatts)	Base Plan	Low Load
Wind	7,250	2,800
Solar	3,077	1,200
Natural gas combustion turbine	1,575	1,400
Storage (long duration)	1,600	—
Other storage	450	—
Total	13,952	5,400

A CPUC decision on the resource plan is expected by the fall of 2025 (Phase I) with the competitive solicitation for resource additions expected in early 2026.

PSCo — Wildfire Mitigation Plan — In June 2024, PSCo filed an Updated Wildfire Mitigation Plan (the WMP) and request for recovery of costs covering the years 2025 to 2027 with the CPUC. The estimated total cost for this plan is approximately $1.9 billion. A CPUC decision is expected in the third quarter of 2025.

The WMP is a key component of keeping our customers and communities safe while providing reliable and affordable electric service. The WMP integrates industry experience; incorporates evolving risk assessment methodologies; adds new technology; and expands the scope, pace and scale of our work to reduce wildfire risk in a comprehensive and efficient manner under four core programs that include the following:
•Situational awareness – Meteorology, area risk mapping and modeling, artificial intelligence cameras and continuous monitoring.
•Operational mitigations – Enhanced powerline safety settings and public safety power shutoffs (PSPS).
•System resiliency – Asset assessment and remediations, pole replacements, line rebuilds, targeted undergrounding and vegetation management.
•Customer support – Coordination and real-time data sharing with customers and other stakeholders and PSPS resiliency rebates.

The procedural schedule is as follows:
•Answer testimony: Feb. 14, 2025
•Rebuttal testimony: March 21, 2025
•Settlement deadline: April 11, 2025
•Hearing: May 5-15, 2025
•Decision deadline: Aug. 28, 2025

PSCo — Excess Liability Insurance Deferral — In August 2024, PSCo filed a request with the CPUC to establish a tracker to defer differences in excess liability insurance premiums after the October 2024 policy renewal (reflecting significantly rising premiums, largely associated with wildfire risks throughout the United States) and amounts currently recovered. In October 2024, the CPUC approved an accelerated procedural schedule which is as follows:
•Rebuttal testimony: Nov. 1, 2024
•Settlement deadline: Nov. 12, 2024
•Hearing: Nov. 21, 2024
•Target decision date: Dec. 31, 2024

SPS — New Mexico Resource Plan (IRP) — In October 2023, SPS filed its IRP with the New Mexico Public Regulation Commission (NMPRC), which supports projected load growth and increasing reliability requirements, and secures replacement energy and capacity for retiring resources. SPS’ projected resource needs ranging from approximately 5,300 MW to 10,200 MW by 2030. In February 2024, the NMPRC accepted the IRP.

In July 2024, SPS issued a RFP, seeking approximately 3,200 MW of accredited generation capacity by 2030. The total capacity to be added to the system is expected to align with the range identified in the SPS IRP, depending on the types of resources proposed in the RFP and their accredited capacity factors.

The RFP will be evaluated in the first quarter of 2025. SPS is expected to file for a certificate of need for the recommended portfolio in the summer of 2025. The Texas and New Mexico Commissions are expected to rule on the portfolio in 2026.

Note 5. Wildfire Litigation

2024 Smokehouse Creek Fire Complex — On February 26, 2024, multiple wildfires began in the Texas Panhandle, including the Smokehouse Creek Fire and the 687 Reamer Fire, which burned into the perimeter of the Smokehouse Creek Fire (together, referred to herein as the “Smokehouse Creek Fire Complex”). The Texas A&M Forest Service issued incident reports that determined that the Smokehouse Creek Fire and the 687 Reamer Fire were caused by power lines owned by SPS after wooden poles near each fire origin failed. According to the Texas A&M Forest Service’s Incident Viewer and news reports, the Smokehouse Creek Fire Complex burned approximately 1,055,000 acres.

SPS is aware of approximately 23 complaints, most of which have also named Xcel Energy Services Inc. as an additional defendant, relating to the Smokehouse Creek Fire Complex, including one putative class action on behalf of persons or entities who owned rangelands or pastures that were damaged by the fire. The complaints generally allege that SPS’ equipment ignited the Smokehouse Creek Fire Complex and seek compensation for losses resulting from the fire, asserting various causes of action under Texas law. In addition to seeking compensatory damages, certain of the complaints also seek exemplary damages. SPS has also received approximately 179 claims for losses related to the Smokehouse Creek Fire Complex through its claims process and has reached final settlements on 86 of those claims. In addition to filed complaints and claims made through SPS’ claims process, SPS has also received information from attorneys for claims related to the Smokehouse Creek Fire Complex which have not been submitted through the claims process and have also not been filed as lawsuits. SPS anticipates additional complaints and demands will be made. In July 2024, SPS reached a settlement of a complaint related to one of the two fatalities believed to be associated with the Smokehouse Creek Fire Complex.

Texas law does not apply strict liability in determining an electric utility company’s liability for fire-related damages. For negligence claims under Texas law, a public utility has a duty to exercise ordinary and reasonable care.

Potential liabilities related to the Smokehouse Creek Fire Complex depend on various factors, including the cause of the equipment failure and the extent and magnitude of potential damages, including damages to residential and commercial structures, personal property, vegetation, livestock and livestock feed (including replacement feed), personal injuries and any other damages, penalties, fines or restitution that may be imposed by courts or other governmental entities if SPS is found to have been negligent.

Based on the current state of the law and the facts and circumstances available as of the date of this filing, Xcel Energy believes it is probable that it will incur a loss in connection with the Smokehouse Creek Fire Complex and accordingly has accrued a $215 million estimated loss for the matter (before available insurance), presented in other current liabilities as of Sept. 30, 2024.

The aggregate liability of $215 million for claims in connection with the Smokehouse Creek Fire Complex (before available insurance) corresponds to the lower end of the range of Xcel Energy’s reasonably estimable range of losses, and is subject to change based on additional information. This $215 million estimate does not include, among other things, amounts for (i) potential penalties or fines that may be imposed by governmental entities on Xcel Energy, (ii) exemplary or punitive damages, (iii) compensation claims by federal, state, county and local government entities or agencies, (iv) compensation claims for damage to trees, railroad lines, or oil and gas equipment, or (v) other amounts that are not reasonably estimable.

Xcel Energy remains unable to reasonably estimate any additional loss or the upper end of the range because there are a number of unknown facts and legal considerations that may impact the amount of any potential liability. In the event that SPS or Xcel Energy Services Inc. was found liable related to the litigation related to the Smokehouse Creek Fire Complex and was required to pay damages, such amounts could exceed our insurance coverage of approximately $500 million for the annual policy period and could have a material adverse effect on our financial condition, results of operations or cash flows.

The process for estimating losses associated with potential claims related to the Smokehouse Creek Fire Complex requires management to exercise significant judgment based on a number of assumptions and subjective factors, including the factors identified above and estimates based on currently available information and prior experience with wildfires. As more information becomes available, management estimates and assumptions regarding the potential financial impact of the Smokehouse Creek Fire Complex may change.

SPS records insurance recoveries when it is deemed probable that recovery will occur, and SPS can reasonably estimate the amount or range. SPS has recorded an insurance receivable for $215 million, presented within prepayments and other current assets as of Sept. 30, 2024. While SPS plans to seek recovery of all insured losses, it is unable to predict the ultimate amount and timing of such insurance recoveries.

Marshall Wildfire Litigation — In December 2021, a wildfire ignited in Boulder County, Colorado (Marshall Fire), which burned over 6,000 acres and destroyed or damaged over 1,000 structures. On June 8, 2023, the Boulder County Sheriff’s Office released its Marshall Fire Investigative Summary and Review and its supporting documents (Sheriff’s Report). According to an October 2022 statement from the Colorado Insurance Commissioner, the Marshall Fire is estimated to have caused more than $2 billion in property losses.

According to the Sheriff’s Report, on Dec. 30, 2021, a fire ignited on a residential property in Boulder, Colorado, located in PSCo’s service territory, for reasons unrelated to PSCo’s power lines. According to the Sheriff’s Report, approximately one hour and 20 minutes after the first ignition, a second fire ignited just south of the Marshall Mesa Trailhead in unincorporated Boulder County, Colorado, also located in PSCo’s service territory. According to the Sheriff’s Report, the second ignition started approximately 80 to 110 feet away from PSCo’s power lines in the area.

The Sheriff’s Report states that the most probable cause of the second ignition was hot particles discharged from PSCo’s power lines after one of the power lines detached from its insulator in strong winds, and further states that it cannot be ruled out that the second ignition was caused by an underground coal fire. According to the Sheriff’s Report, no design, installation or maintenance defects or deficiencies were identified on PSCo’s electrical circuit in the area of the second ignition. PSCo disputes that its power lines caused the second ignition.

PSCo is aware of 307 complaints, most of which have also named Xcel Energy Inc. and Xcel Energy Services Inc. as additional defendants, relating to the Marshall Fire. The complaints are on behalf of at least 4,087 plaintiffs. The complaints generally allege that PSCo’s equipment ignited the Marshall Fire and assert various causes of action under Colorado law, including negligence, premises liability, trespass, nuisance, wrongful death, willful and wanton conduct, negligent infliction of emotional distress, loss of consortium and inverse condemnation. In addition to seeking compensatory damages, certain of the complaints also seek exemplary damages.

In September 2023, the Boulder County District Court Judge consolidated the pending lawsuits into a single action for pretrial purposes and has subsequently consolidated additional lawsuits that have been filed. At the case management conference in February 2024, a trial date was set for September 2025. Discovery is now underway.

In September 2024, the Judge presiding over the consolidated cases in Boulder County issued an order regarding the trial that resolves, on a preliminary basis, certain disputes over the structure of the September 2025 trial. The Court ruled that all Plaintiffs should be bound by a trial on liability unless they opt-out with good cause. The Court also ruled that liability and damages should be largely or entirely tried separately, meaning that common questions of law and fact regarding liability would be decided first, and a majority or all of the damages phase will occur separately following the liability phase of trial. The individual plaintiffs filed a motion for reconsideration of the opt-out portion of this order, which is currently before the Court.

Colorado courts do not apply strict liability in determining an electric utility company’s liability for fire-related damages. For inverse condemnation claims, Colorado courts assess whether a defendant acted with intent to take a plaintiff’s property or intentionally took an action which has the natural consequence of taking the property. For negligence claims, Colorado courts look to whether electric power companies have operated their system with a heightened duty of care consistent with the practical conduct of its business, and liability does not extend to occurrences that cannot be reasonably anticipated.

Colorado law does not impose joint and several liability in tort actions. Instead, under Colorado law, a defendant is liable for the degree or percentage of the negligence or fault attributable to that defendant, except where the defendant conspired with another defendant. A jury’s verdict in a Colorado civil case must be unanimous. Under Colorado law, in a civil action filed before Jan. 1, 2025, other than a medical malpractice action, the total award for noneconomic loss is capped at $0.6 million per defendant unless the court finds justification to exceed that amount by clear and convincing evidence, in which case the maximum doubles.

Colorado law caps punitive or exemplary damages to an amount equal to the amount of the actual damages awarded to the injured party, except the court may increase any award of punitive damages to a sum up to three times the amount of actual damages if the conduct that is the subject of the claim has continued during the pendency of the case or the defendant has acted in a willful and wanton manner during the action which further aggravated plaintiff’s damages.

In the event Xcel Energy Inc. or PSCo was found liable related to this litigation and were required to pay damages, such amounts could exceed our insurance coverage of approximately $500 million and have a material adverse effect on our financial condition, results of operations or cash flows. However, due to uncertainty as to the cause of the fire and the extent and magnitude of potential damages, Xcel Energy Inc. and PSCo are unable to estimate the amount or range of possible losses in connection with the Marshall Fire.

Note 6. Non-GAAP Reconciliation

Xcel Energy’s reported earnings are prepared in accordance with GAAP. Xcel Energy’s management believes that ongoing earnings, or GAAP earnings adjusted for certain items, reflect management’s performance in operating the company and provides a meaningful representation of the underlying performance of Xcel Energy’s core business. In addition, Xcel Energy’s management uses ongoing earnings internally for financial planning and analysis, for reporting of results to the Board of Directors and when communicating its earnings outlook to analysts and investors. This non-GAAP financial measure should not be considered as an alternative to measures calculated and reported in accordance with GAAP.

Earnings Adjusted for Certain Items (Ongoing Earnings)

The following table provides a reconciliation of GAAP earnings (net income) to ongoing earnings:

	Three Months Ended Sept. 30		Nine Months Ended Sept. 30
(Millions of Dollars)	2024	2023	2024	2023
GAAP net income	$682	$656	$1,472	$1,362
Loss on Comanche Unit 3 Litigation	—	34	—	34
Sherco Unit 3 2011 outage refunds	35	—	46	—
Tax effect	(10)	(8)	(13)	(8)
Ongoing earnings	$707	$682	$1,505	$1,388

Sherco Unit 3 2011 Outage Refunds — NSP-Minnesota’s Sherco Unit 3 experienced an extended outage following a 2011 incident which damaged its turbine. In October 2024 following contested case procedures, the MPUC ordered a customer refund of $46 million for replacement power incurred during the outage. See Note 4.

Comanche Unit 3 Litigation — In the third quarter of 2023, PSCo recognized a non-recurring $34 million charge (excluded from on-going earnings) as a result of a jury verdict in Denver County District Court awarding CORE Electric Cooperative lost power damages and other costs.

Note 7. Earnings Guidance and Long-Term EPS and Dividend Growth Rate Objectives

Xcel Energy 2024 Earnings Guidance — Xcel Energy’s 2024 ongoing earnings guidance is a range of $3.50 to $3.60 per share.(a)

Key assumptions as compared with 2023 actual levels unless noted:
•Constructive outcomes in all pending rate case and regulatory proceedings, including requests for deferral of incremental insurance costs associated with wildfire risk.
•Normal weather patterns for the remainder of the year.
•Weather-normalized retail electric sales are projected to increase ~1%.
•Weather-normalized retail firm natural gas sales are projected to decline by ~1%.
•Capital rider revenue is projected to increase $60 million to $70 million (net of PTCs).
•O&M expenses are projected to increase 3% to 4%.
•Depreciation expense is projected to increase approximately $290 million to $300 million.
•Property taxes are expected to decline $10 to $20 million.
•Interest expense (net of AFUDC - debt) is projected to increase $130 million to $140 million, net of interest income.
•AFUDC - equity is projected to increase $70 million to $80 million.

Xcel Energy 2025 Earnings Guidance — Xcel Energy’s 2025 ongoing earnings guidance is a range of $3.75 to $3.85 per share.(a)

Key assumptions as compared with 2024 projected levels unless noted:
•Constructive outcomes in all pending rate case and regulatory proceedings, including requests for deferral of incremental insurance costs associated with wildfire risk and recovery of O&M costs associated with wildfire mitigation plans.
•Normal weather patterns for the year.
•Weather-normalized retail electric sales are projected to increase ~3%.
•Weather-normalized retail firm natural gas sales are projected to increase ~1%.
•Capital rider revenue is projected to increase $240 million to $250 million (net of PTCs).
•O&M expenses are projected to increase ~3%.
•Depreciation expense is projected to increase approximately $210 million to $220 million.
•Property taxes are projected to increase $40 million to $50 million.
•Interest expense (net of AFUDC - debt) is projected to increase $130 million to $140 million, net of interest income.
•AFUDC - equity is projected to increase $120 million to $130 million.

(a)Ongoing earnings is calculated using net income and adjusting for certain nonrecurring or infrequent items that are, in management’s view, not reflective of ongoing operations. Ongoing earnings could differ from those prepared in accordance with GAAP for unplanned and/or unknown adjustments. As Xcel Energy is unable to quantify the financial impacts of any additional adjustments that may occur for the year, we are unable to provide a quantitative reconciliation of the guidance for ongoing EPS to corresponding GAAP EPS.

Long-Term EPS and Dividend Growth Rate Objectives — Xcel Energy expects to deliver an attractive total return to our shareholders through a combination of earnings growth and dividend yield, based on the following long-term objectives:
•     Deliver long-term annual EPS growth of 6% to 8% based off of $3.55 per share (the mid-point of 2024 original ongoing earnings guidance of $3.50 to $3.60 per share).
•    Deliver annual dividend increases of 4% to 6%.
•     Target a dividend payout ratio of 50% to 60%.
•     Maintain senior secured debt credit ratings in the A range.

XCEL ENERGY INC. AND SUBSIDIARIES
EARNINGS RELEASE SUMMARY (UNAUDITED)
(amounts in millions, except per share data)

	Three Months Ended Sept. 30
	2024	2023
Operating revenues:
Electric and natural gas	$3,632	$3,632
Other	12	30
Total operating revenues	3,644	3,662

Net income	$682	$656

Weighted average diluted common shares outstanding	565	552

Components of EPS — Diluted
Regulated utility	$1.29	$1.25
Xcel Energy Inc. and other costs	(0.08)	(0.06)
GAAP diluted EPS (a)	$1.21	$1.19
Loss on Comanche Unit 3 litigation (See Note 6)	—	0.05
Sherco Unit 3 2011 outage refunds (See Note 6)	0.04	—
Ongoing diluted EPS (a)	$1.25	$1.23

Book value per share	$34.28	$31.38
Cash dividends declared per common share	0.5475	0.52

	Nine Months Ended Sept. 30
	2024	2023
Operating revenues:
Electric and natural gas	$10,272	$10,677
Other	49	87
Total operating revenues	10,321	10,764

Net income	$1,472	$1,362

Weighted average diluted common shares outstanding	559	551

Components of EPS — Diluted
Regulated utility	$2.91	$2.68
Xcel Energy Inc. and other costs	(0.28)	(0.22)
GAAP diluted EPS (a)	$2.63	$2.47
Loss on Comanche Unit 3 litigation (See Note 6)	—	0.05
Sherco Unit 3 2011 outage refunds (See Note 6)	0.06	—
Ongoing diluted EPS (a)	$2.69	$2.52

Book value per share	$34.61	$31.43
Cash dividends declared per common share	1.6425	1.56
(a)Amounts may not add due to rounding.